Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 5, 2011 (except for Note 3, as to which the date is February 13, 2012), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-171375) and related Prospectus of Supernus Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia
February 13, 2012